Exhibit 10.1

EXECUTION COPY

Employment Term Sheet

Set forth below is an outline of the management compensation terms by which the undersigned parties agree to abide following consummation of the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 2, 2006 by and among Wire Rope Corporation of America, Inc. (the “Company”), its stockholders, Closer Merger Sub Inc., and Closer US Holdings Inc.

Name:	Ira Glazer (the “Executive”)

Position:	President, Chief Executive Officer, and member of the Company’s Board of Directors (the “Board”).

Base Salary:	$500,000.

Annual Bonus:	Mutually agreeable performance-based bonus plan. Bonus range from $50,000 to $1.5 million, with a target of $750,000. See Exhibit A for outline of program for fiscal 2007.

Equity Compensation	Initial grant of stock option to purchase 5% of WRCA Holdings (Cyprus) Ltd. Terms of stock options to be same as those applicable to initial stock options granted to other senior executives. In the event of any change in capitalization subsequent to the date hereof but prior to such stock option grant, the Company shall make an equitable adjustment to the amount set forth above.

Initial Investment:	Initial purchase of __ shares of WRCA Holdings (Cyprus) Ltd. Investment to be pari passu with Fox Paine and terms of investment to be same as those applicable to equity investment of other senior executives.

Employee Benefits:	Participation in the employee benefit plans made available to senior executives of the Company generally.

Initial Term:	Five years, beginning on the Closing Date (as defined in the Merger Agreement); term shall automatically be renewed for consecutive one-year terms at the end of the initial term unless either party gives at least 90 days written notice of its intention not to renew prior to the expiration of a term. Term shall automatically expire upon a termination of the Executive’s employment.

Severance:	In the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns employment for Good Reason, subject to the Executive’s execution and non-revocation of a release in a form satisfactory to the Company, the Company shall pay the Executive severance in an amount equal to the Executive’s then current base salary for a period of 18 months. The Executive will not be entitled to any severance in the event that the Executive’s employment with the Company is terminated for Cause or the Executive resigns without Good Reason. Payment dates will be modified to comply with Section 409A of the Internal Revenue Code as necessary.

Cause:	The Executive’s commission of a felony crime or a crime of moral turpitude, a willful commission of a material act of dishonesty involving the Company, a material breach (which breach is not promptly cured) of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its affiliates, willful failure to perform the Executive’s duties, the Executive’s material breach of the Company’s policies or procedures that is not reasonably curable in the Company’s sole discretion or any other willful misconduct which causes material harm to the Company or its business reputation, including due to any adverse publicity.

Good Reason:	The Executive’s voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without the Executive’s consent (i) a reduction in the Executive’s base salary or target bonus (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive), (ii) a requirement that the Executive be based anywhere other than within 75 miles of Kansas City, Missouri, or (iii) a material diminution in the Executive’s title, duties, or responsibilities from those in effect on the date hereof (it being understood that the Executive’s obligation to report to the Board and the Board’s exercise of its final authority over Company matters shall not give rise to any such claim of diminution); provided, however, that no event shall constitute Good Reason unless the Executive has notified the Company in writing describing the event which constitutes Good Reason and then only if the Company fails to cure such event within thirty (30) days after the Company’s receipt of such written notice.

Confidentiality; Work Product	During the Executive’s employment with the Company and its subsidiaries and thereafter, the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and its affiliates, and the Executive will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company and its subsidiaries which are related to the business of the Company or its affiliates shall be and become the sole property of the Company, and the Executive hereby assigns any and all rights therein or thereto to the Company. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive (including, without limitations, any copies thereof) upon termination of employment for any reason whatsoever.

Non-Competition	While employed by the Company and its subsidiaries and for a period of 18 months thereafter (the “Restricted Period”), the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses conducted by the Company and its affiliates; provided, that the Executive’s ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph. During the Restricted Period, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve months, a customer of the business conducted by the Company (or potential customer with whom the Company had initiated contact) or its affiliates.

Non-Solicitation	During the Restricted Period, the Executive shall not, directly or indirectly, employ, solicit, for employment, or otherwise contract for or hire, the services of any individual who is then an employee of the Company or its affiliates or who was an employee of the Company and its affiliates within the previous twelve months. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer, or director of the Company or any of its affiliates to cease their relationship with the Company or any of its affiliates for any reason.

Governing Law/Forum of Dispute Resolution

This termsheet shall be governed by the laws of New York, without regard to principles of conflict of laws.

Subject to the next paragraph, any controversy or claim arising out of or relating to this termsheet shall be settled by final, binding and nonappealable arbitration in New York, NY. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable

Notwithstanding the preceding paragraph, (i) the parties agree that the provisions relating to confidentiality, work product, non-competition, and non-solicitation (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement, (ii) the Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Executive, and are not injurious to the public, (iii) the Executive further acknowledges and agrees that the Executive’s breach of the provisions of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits, and (iv) the Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

By signing below, the parties agree that this term sheet will be binding upon the parties, will take effect on the Closing Date, and will as of such date supersede any other employment, severance, change of control or related agreements between the undersigned executive and the Company and its affiliates. In the event that the Merger Agreement is terminated prior to the occurrence of a Closing Date, this term sheet shall become null and void and of no effect.

Ira Glazer	Wire Rope Corporation of America, Inc.

/s/ Ira Glazer	By:	/s/ David T. Guilfoyle
Name:

Date: February         , 2007

[Signature Page for the Employment Term Sheet with Ira Glazer]

Exhibit A

CEO Bonus Plan

Purpose:	To structure an incentive plan that aligns the interests of the CEO; the principal shareholders; and the relevant stakeholders of the company toward achieving optimum results for the respective constituents. Objectives (set annually by the Board of Directors; and, consistent with the investment thesis developed by Paine & Partners, LLC (“Paine & Partners”, f/k/a Fox Paine) in its 2006 acquisition of WRCA) will consist of: (i) attainment of annual budgeted EBITDA results audited annually; (ii) achievement of certain business objectives mutually established by the Board of Directors and the CEO for the respective fiscal year; and, (iii) the Board’s discretionary assessment of the CEO’s leadership impact on the business; on its managers and employees; and, on its future growth.

Structure; measurements; and application:

The bonus plan, exclusively structured for the CEO, is designed to pay a bonus of $750,000 for achievement of 100% of the budgeted EBITDA; successful completion of the key objectives established for the fiscal year; and, the Board’s judgment that the CEO exhibited the leadership and maintained the ethical standards representative of WireCo WorldGroup Inc.’s (f/k/a Wire Rope Corporation of America, Inc., WRCA) business goals and objectives. If the company exceeds budgeted EBITDA targets by 10%, the bonus plan payment has the potential to double payments to the CEO, reaching a maximum of $1,500,000.

Three bonus factors contribute to the total payout in the following relationship:

i.)	Numerical measurement based on the audited EBITDA contributes 75% of the annual bonus potential;

ii.)	Achievement of key objectives for the fiscal year contributes 12.5% of the annual bonus potential; and

iii.)	The Board’s assessment of the CEO’s “non-objective performance” contributes the other 12.5% of the annual bonus potential.

Range of bonus potential:

i.)	The minimum performance by the company in order for any bonus payment to be made requires achievement of 90% of the budgeted EBITDA for the fiscal year.

At this point, the starting minimum bonus target would be at $50,000.

ii.)	As the EBITDA approaches the budgeted EBITDA (between 90% to 100%) the bonus target potential would increase arithmetically (based on interpolation, as described below) from $50,000 to $750,000.

iii.)	The bonus potential will continue to increase arithmetically (based on interpolation, as described below) until it reaches a maximum of $1,500,000 which is achieved when the EBITDA reaches 110% of the budgeted EBITDA for the fiscal year.

Calculation of Bonus:

The actual calculations for the cash payout to the CEO will be determined by the following:

i.)

The cash portion due strictly to attainment of financial goals will equal 75% of the “Performance-Based Amount,” which will be determined as follows: If actual EBITDA is 90% of budgeted EBITDA, the Performance-Based Amount shall equal $50,000; if actual EBITDA is between 90% and 100% of budgeted EBITDA, the Performance-Based Amount shall equal (x) $50,000 plus (y) the product of (i) the number of percentage points by which actual EBITDA exceeds 90% (rounded to the nearest 10th of a point) times (ii) $70,000; if actual EBITDA is 100% of budgeted EBITDA, the Performance-Based Amount shall equal $750,000; if actual EBITDA is exceeds 100% of budgeted EBITDA, the Performance-Based Amount shall equal (x) $750,000 plus (y) the product of (i) the number of percentage points by which actual EBITDA exceeds 100% (rounded to the nearest 10th of a point) times (ii) $75,000 (provided that the Performance-Based Amount shall be capped at $1,500,000); plus,

ii.)	An additional cash component shall be based on Board’s performance review of CEO’s accomplishments versus planned objectives. The expectation is that this amount will equal 12.5% of the Performance-Based Amount, but the Board has the discretion to adjust the amount upward or downward based on its assessment of the CEO’s accomplishments in respect of key objectives. And, finally;

iii.)	An additional cash component shall be based on Board’s subjective evaluations of the CEO’s leadership impact during the applicable fiscal year. The expectation is that this amount will equal 12.5% of the Performance-Based Amount, but the Board has the discretion to adjust the amount upward or downward based on its assessment of the CEO’s intangible/subjective achievements.

The sum of these three cash payouts would constitute the CEO’s annual performance based bonus. In no case would the CEO’s bonus exceed the maximum payout level of $1,500,000 in any fiscal year.

Bonus Calculation Examples:

Fiscal 2007 (WRCA’s first full year performance under Paine & Partner’s ownership) will be the greater of (i) the annual budgeted EBITDA as proposed by management and accepted by the Board of Directors and (ii) $76 million (including 51% of the Chinese JV’s EBITDA). This bonus calculation example uses Paine & Partners acquisition assumption of $76 million to model the bonus payout scale. Subsequent year’s assumptions will be developed in concert between the Board and the management team.

FY 2007	Minimum Performance	Budgeted Target	Maximum Performance
EBITDA	$68 MM	$76 MM	$84 MM
Performance-Based Amount	$50,000	$750,000	$1,500,000

Bonus Calculation Model:

FY 2007 Budgeted EBITDA = $76 million

			Bonus Payout Components
% of Budgeted EBITDA	Actual EBITDA	Performance- Based Amount	75% EBITDA Controlled	12.5% Objective Determination	12.5% Subjective Determination
90%	$68.4	$50,000	$37,500	$6,250	$6,250
91%	69.2	120,000	90,000	15,000	15,000
92%	69.9	190,000	142,500	23,750	23,750
93%	70.7	260,000	195,000	32,500	32,500
94%	71.4	330,000	247,500	41,250	41,250
95%	72.2	400,000	300,000	50,000	50,000
96%	73.0	470,000	352,500	58,750	58,750
97%	73.7	540,000	405,000	67,500	67,500
98%	74.5	610,000	457,500	76,250	76,250
99%	75.2	680,000	510,000	85,000	85,000
100%	$76.0	$750,000	$562,500	$93,750	$93,750
101%	76.8	825,000	618,750	103,125	103,125
102%	77.5	900,000	675,000	112,500	112,500
103%	78.3	975,000	731,250	121,875	121,875
104%	79.0	1,050,000	787,500	131,250	131,250
105%	79.8	1,125,000	843,750	140,625	140,625
106%	80.6	1,200,000	900,000	150,000	150,000
107%	81.3	1,275,000	956,250	159,375	159,375
108%	82.1	1,350,000	1,012,500	168,750	168,750
109%	82.8	1,425,000	1,068,750	178,125	178,125
110%	$83.6	$1,500,000	$1,125,000	$187,500	$187,500